Exhibit 99.1

Supermicro Computer

Receives NASDAQ Letter

Following Death of Board Member

SAN JOSE, Calif., April 21, 2008 – Super Micro Computer, Inc. (NASDAQ:SMCI), a leader in application optimized, high performance server solutions, said today that, as the result of the March 25th unexpected death of independent director Bruce Alexander, it has received a notice from NASDAQ that, the Company no longer fully complies with NASDAQ’s independent director and audit committee requirements as set forth in Marketplace Rule 4350.

With the death of Mr. Alexander, Supermicro’s Board of Directors currently consists of six members, three of which are independent under NASDAQ rules and the Board’s audit committee consists of two independent directors. NASDAQ rules require that the Board be composed of at least a majority of independent directors and that the audit committee be composed of at least three independent directors. On April 7, 2008, Supermicro filed a Current Report on Form 8-K with respect to this matter and on April 16, 2008, NASDAQ sent Supermicro a letter confirming that Supermicro was not in compliance with the independent director requirements and specifying the period within which Supermicro must regain compliance.

Supermicro will regain full compliance by adding a new outside director before the earlier of the Company’s next annual stockholders’ meeting or March 25, 2009 or, if the next annual stockholders’ meeting is held before September 22, 2008, no later than September 22, 2008.

The Company’s board is engaged in a search to identify a successor and is confident the NASDAQ deadline for compliance will be satisfied.

“The Company is saddened by the loss of Bruce. He provided the Company and me great support and guidance, “ said Charles Liang, president and CEO of Supermicro. “ I will truly miss his friendship.”

About Super Micro Computer, Inc.

Supermicro emphasizes superior product design and uncompromising quality control to produce industry-leading serverboards, chassis and server systems. These Server Building Block Solutions provide benefits across many environments, including data center deployment, high-performance computing, high-end workstations, storage networks and standalone server installations. For more information on Supermicro’s complete line of advanced motherboards, SuperServers, and optimized chassis, visit www.Supermicro.com, email Marketing@Supermicro.com, or call the San Jose, CA headquarters at +1 408-503-8000.